Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER OF

iBioPharma Name Change Sub, Inc.,
a Delaware corporation

with and into

iBioPharma, Inc.,
a Delaware corporation

It is hereby certified that:

1. iBioPharma, Inc. (“Parent” or the “Corporation”) is a business corporation organized and existing under the laws of the State of Delaware.

2. Parent owns all of the issued and outstanding shares of capital stock of iBioPharma Name Change Sub, Inc. (“Subsidiary”), which is a business corporation organized and existing under the laws of the State of Delaware.

3. Parent hereby merges Subsidiary into Parent, with the existing certificate of incorporation of Parent continuing in effect.

4. In connection with the merger of Subsidiary into Parent, Parent hereby changes its name to iBio, Inc.

5. The following is a copy of the relevant recitals and resolutions adopted on August 10, 2009 at a duly called meeting of the Board of Directors of Parent under Section 141 of the Delaware General Corporation Law (“DGCL”) approving the merger of Subsidiary with and into Parent under Section 253 of the DGCL:

WHEREAS, it is in the best interest for the Corporation to change its name to iBio, Inc.;

WHEREAS, the Corporation may change its name without stockholder approval under Section 253(b) of the Delaware General Corporation Law (the “DGCL”) by forming a subsidiary, causing that subsidiary to merge into the Corporation, and including in the certificate of ownership and merger a provision that the Corporation is changing its name;

WHEREAS, the Corporation desires to form a wholly-owned subsidiary, iBioPharma Name Change Sub, Inc., a Delaware corporation (the “Subsidiary”), to merge with and into the Parent, so that Parent will be the surviving corporation and can change its name pursuant to Section 253 of the DGCL;

WHEREAS, there has been submitted to and considered by the members of the Board an agreement and plan of merger (the “Merger Agreement”) by and between the Subsidiary and Parent providing for the short-form merger (the “Merger”) of the Subsidiary with and into the Parent pursuant to the DGCL and further providing that all of the assets and liabilities of the Subsidiary will become assets and liabilities of the Parent pursuant to DGCL Section 259 and that the Parent will change its name to iBio, Inc. pursuant to DGCL Section 253(b); and

WHEREAS, the undersigned deems it advisable and in the best interests of the Corporation to approve and to consummate the Merger and that a Certificate of Ownership and Merger (the “Merger Certificate”) be executed in accordance with DGCL Section 103 and filed with the Secretary of State of the State of Delaware and that any other appropriate documents and acts be executed, delivered and performed;

NOW, THEREFORE, BE IT:

RESOLVED, that Parent cause Subsidiary to be formed and issue 1,000 shares of its capital stock to Parent at its par value per share of $0.001 in exchange for $1.00 cash so that the Subsidiary will be a wholly-owned subsidiary of Parent;

RESOLVED FURTHER, that Parent, a Delaware corporation and owner of all of the outstanding shares of Subsidiary, which is also a Delaware corporation, become a party to the Merger Agreement and undertake the Merger and thereby merge Subsidiary into the Corporation pursuant to the provisions of the DGCL and take ownership of all of the assets and assume all of the liabilities of Subsidiary;

RESOLVED FURTHER, that Subsidiary shall be the disappearing corporation upon the effective date of the Merger pursuant to the DGCL and Parent shall continue its existence as the surviving corporation pursuant to the DGCL, with the existing certificate of incorporation of Parent continuing in effect;

RESOLVED FURTHER, that in connection with the Merger, Parent’s name shall be changed from iBioPharma, Inc. to iBio, Inc.;

RESOLVED FURTHER, that the issued and outstanding shares of Subsidiary’s capital stock shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as Parent is the owner of all outstanding shares of Subsidiary, but each said share which is issued as of the complete effective date of the Merger shall be surrendered and extinguished;

RESOLVED FURTHER, that officers of Parent are hereby authorized to enter into the Merger Agreement on behalf of Parent and to execute the Merger Certificate and cause it to be filed with the Delaware Secretary of State; and

RESOLVED FURTHER, that the Board of Directors and the proper officers of the Corporation are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of the Merger herein provided for;

IN WITNESS WHEREOF, iBioPharma, Inc. has caused this Certificate of Ownership and Merger to be executed on the 10th day of August, 2009.

iBioPharma, Inc.,
a Delaware corporation
By: /s/ Robert B. Kay____

Robert B. Kay

Its: Chief Executive Officer